Exhibit 99-3

VASCO Data Security International, Inc.

VASCO Data Security International Earnings Conference Call

Edited Transcript

July 25, 2013

CORPORATE PARTICIPANTS

Kendall Hunt VASCO Data Security International—Chairman and CEO

Jochem Binst VASCO Data Security International—Director of Corporate Communications

Jan Valcke VASCO Data Security International—President and COO

Cliff Bown VASCO Data Security International—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Co.—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

Elizabeth Colley Needham & Company—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the VASCO Data Security International Q2 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session (Operator Instructions).

I would now like to introduce you to your host, Mr. Kendall Hunt, Founder, Chairman and CEO. Sir, you may begin your conference.

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Thank you, operator. Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International Inc.

On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications to brief all of you on forward-looking statements. Jochem?

Jochem Binst —VASCO Data Security International—Director of Corporate Communications

Thank you, Ken. Ladies and gentlemen, statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, and similar words is forward-looking. These statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Thank you, Jochem. Today we are going to review the results for second-quarter 2013. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenue from continuing operations was approximately $37.3 million, a decrease of 20% compared to the second quarter of 2012. Q2 2013 was a challenging quarter with a fair amount of revenue that we shifted invoice but deferred into Q3 for a variety of reasons.

Q2 2013 was our 42nd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations was approximately 5% of revenue for the quarter.

On June 30, 2013, our net cash balance was approximately $85.6 million and we had approximately $112.5 million in working capital. This strong cash position and strong balance sheet gives us the flexibility to invest in our future growth.

Our banking revenues for Q2 2013 were approximately $30.8 million, a decrease of approximately 21% compared with the Q2 2012. We are encouraged, however, as we are responding to over 20 banking RFPs where we expect to produce significant order intake in 2013. Many of these we expect to start deployment in Q4 2013 continuing into 2014 and beyond.

The Enterprise and Application Security business however is under pressure across most of our regions. Our Enterprise and Application Security revenues were approximately $6.4 million for Q2 2013, a decrease of approximately 18%. Our sales staff for this business is now at budgeted headcount and trained. We expect to see improvements in our results going forward.

On May 20, 2013, we announced the acquisition of Cronto Limited of Cambridge UK, a provider of secure visual transaction authentication solutions for online banking. Cronto’s patented CrontoSign technology is a simple and effective way to withstand even very sophisticated attacks by Trojan malware targeting online banking services.

CrontoSign protects against such attacks as it allows the bank to establish a secure optical communications channel with the client. Account holders capture a CrontoSign image, a visual cryptogram image comparable to a colored QR code with the camera of their mobile phone or a dedicated CrontoSign hardware device. The cryptogram is instantly decoded and decrypted displaying the transaction details for user verification.

VASCO will add the patented CrontoSign products to its offerings for the global banking market. In a later phase, VASCO anticipates that the Cronto’s products will be integrated into MYDIGIPASS. COM, VASCO’s strong authentication platform to secure the consumers’ online applications and accounts. The acquisition of Cronto’s patented technology adds an important innovation authentication technology to VASCO’s extensive product portfolio and we expect it to contribute significantly to VASCO’s future innovation strategy.

With many countries’ banking regulators dramatically increasing security requirements for financial transactions, we believe that VASCO is well-positioned to realize strong revenues as we respond to RFPs demanding this technology. As Cronto’s revenue is mostly recurring, we do not expect much revenue to be reported in 2013.

We are seeing some traction with MYDIGIPASS as a Service and MYDIGIPASS. COM including agreements in which our platform is integrated into popular Internet software and cloud services as an option for strong authentication. Although we are encouraged by the progress with this operation, we do not expect to see the first meaningful revenue in 2013 that we communicated in the past.

We are building our sales team for MYDIGIPASS. COM on the West Coast. We have hired a vice president of sales and the first of three salespeople for MYDIGIPASS. COM. We’ve also hired a director of marketing programs and a director of business development for embedded DIGIPASS.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke —VASCO Data Security International—President and COO

Thank you, Ken. Ladies and gentlemen, in the second quarter of 2013, we saw an increase in banking order intake with deliveries expected in the last half of 2013 and continuing into 2014. However, we saw a decrease in the Enterprise and Application Security business across all regions for the second quarter and year to date. We believe this to be temporary and expect to see improvement in the last half of 2013.

With the acquisition of Cronto, VASCO has added another high-level security solution for user authentication and transaction signing to its product portfolio. As online fraud is still increasing and regulators worldwide impose even more stringent restrictions and guidelines on banks, we see a high potential for the integration of Cronto’s patented technology within our portfolio especially in the financial sector.

As such, we expect the acquisition of Cronto will further strengthen our leadership position in the banking authentication market.

In the MYDIGIPASS. COM field, we can announce that we now have 67 ASPs aboard on our platform. We are moving up the food chain with regards to the size of ASPs that we win. While at first we approached start up and smaller companies, we are now ready to speed things up and reach out to bigger companies. Subsequently, our next step will be to help our local customers with activation of its end-users.

Larger ASPs are predominantly based in the United States and the West Coast. This means that we have to invest more in our US presence. As already mentioned by Ken, we hired a VP of sales for MYDIGIPASS. COM in US, and in the meantime, strategic recruitments have been made and we have set up a new sales team in California for our in the cloud B2B and B2C segments. The US team is now fully operational since the beginning of July. We anticipate that the increase in manpower will attract new business for MYDIGIPASS. COM also in US.

We also continue to invest in our product portfolio for our traditional business. With the launch of DIGIPASS 280, an e-signature and One Time Password device the size of a credit card, VASCO demonstrates once more that we bring convenient authentication within everyone’s reach. The device is customizable with an EMV chip or a magnetic strip enabling banks to leverage credit and debit cards as an authentication device. Also in the future, we will keep investing in our service model without neglecting our banking application and enterprise security business.

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Thank you, Jan. Now I would like to introduce Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff.

Cliff Bown —VASCO Data Security International—EVP and CFO

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2013 were $37.3 million, a decrease of $9.4 million or 20% from the second quarter of 2012. For the first six months, revenues were $72.6 million, a decrease of $6.3 million or a 8% from the comparable period in 2012.

The decrease in revenue in the second quarter reflected a 21% decrease in revenues from the banking market and an 18% decrease in revenues from the Enterprise and Application Security market. For the six months ended June 30, 2013, the decrease reflected a 5% decrease from revenues in the banking market and a 19% decrease in revenues from the Enterprise and Application Security market.

Unlike most of the previous comparisons of our historical results, changes in exchange rates did not have a significant impact on the comparison of revenues for the second quarter or for the first six months of 2013 compared to the same periods in 2012.

The mix of revenues in 2013 was generally comparable to the same periods of 2012. For both the second quarter of 2013 and 2012, 83% of our revenues came from the banking market with the remaining 17% of our revenues coming from the Enterprise and Application Security market. For the six months ended June 30, 2013 and 2012, 83% and 81% of our revenue respectively came from the banking market. The remaining 17% and 19% of our revenue for the six months ended June 30, 2013 and 2012 respectively came from the Enterprise and Application Security Market.

The geographic distribution of our revenue for the first six months of 2013 was also comparable to the same period in 2012. Europe, Middle East and Africa or EMEA, which is our most significant region, was 64% of our total revenue for the first six months of both 2013 and 2012. Of the remaining balance for the first six months of 2013, 8% of our revenue came from the US, 16% from Asia, and the remaining 12% came from other countries. Of the remaining balance for the first six months of 2012, 7% of our revenue came from the US, 20% from Asia, and the remaining 9% came from other countries.

We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were also comparable for both the second quarter and first six months of 2013 compared to the same periods in 2012. Our gross profit margins were 64% and 65% of revenue for the second quarter and first six months of 2013 respectively compared to 63% and 65% of revenue for the comparable periods in 2012.

The increase in gross profit as a percentage of revenue in the second quarter of 2013 compared to 2012 primarily reflects an increase in non-hardware revenues as a percentage of total revenue. Non-hardware revenue was 27% and 28% of total revenue for the quarter and first six months of 2013 respectively compared to approximately 20% and 24% of total revenue for the second quarter and first six months of 2012 respectively.

As noted on previous calls, non-hardware revenue can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware related revenue depending on the model and quantity of the hardware unit sold.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2013 were $22 million and $42.3 million respectively, an increase of $1.5 million or 7% from the second quarter of 2012 and an increase of $2.2 million or 6% for the six months ended June 30, 2013.

The increase in consolidated operating expenses for both the second quarter and first six months of 2013 compared to the same periods in 2012 were primarily related to an increase in average headcount partially offset by a decrease in long-term incentive plan costs.

At June 30, 2013, we had 397 people worldwide with 191 in sales, marketing and customer support, 146 in research and development, and 60 in general and administrative. The average headcount for the second quarter of 2013 was 25 persons or 7% higher than the average headcount for the second quarter of 2012. The average headcount for the first six months of 2013 was 19 persons or 5% higher than the average headcount for the same period in 2012.

Operating expenses for the second quarter and first six months of 2013 included $0.6 million and $1.4 million of expenses related to long-term incentive plan costs respectively compared to $1.2 million and $2.2 million of long-term incentive plan costs for the second quarter and first six months of 2012 respectively.

Operating income for the second quarter of 2013 was $1.9 million, a decrease of $7.1 million or 79% from the $9 million reported in the second quarter of 2012. For the six months, operating income was $4.6 million in 2013, a decrease of $6.6 million or 59% from the $11.2 million reported in 2012.

Operating income as a percent of revenue or our operating margin was 5% for the second quarter and 6% for the first six months of 2013. In 2012, our operating margins were 19% for the second quarter and 14% for the first six months.

We reported income tax expense of $0.4 million for the second quarter and $0.9 million for the first six months of 2013. The effective tax rate was 17% for both the second quarter and first six months of 2013. For 2012, the Company reported income tax expense of $2 million for the second quarter and $2.5 million for the first six months.

The effective tax rate was 21% for both the second quarter and first six months of 2012. The decrease in tax expense for the second quarter and first six months of 2013 is attributable to lower pretax income and the lower effective tax rate. The effective tax rates for both 2013 and 2012 reflect our estimate of our full-year tax rate at the end of the second quarter of each period.

The change in tax rate reflects a number of differences including but not limited to, our estimates of full-year pretax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned. One of the key factors reflected in the lower rate in 2013 reflects the taxable payments that were made in 2012 that are no longer required in 2013.

In 2012, our US and Swiss subsidiaries made final payments related to their purchase of intangible assets from certain other VASCO subsidiaries. Those payments had the effect of shifting income to higher tax rate jurisdictions in 2012.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2013 albeit at lower balances than the comparable amounts in both March 31, 2013 and December 31, 2012 due to our acquisition of Cronto Limited in the second quarter of 2013 and our continued investment in end-of-life processors as previously described in our 10-K for the year ended December 31, 2012.

Our net cash balance of $85.6 million at June 30, 2013, a decrease of $19 million or 18% from $104.6 million at March 31, 2013 and a decrease of $20.8 million or 20% from $106.5 million at December 31, 2012. We paid EUR15 million or $19.5 million using an exchange rate of 1.3 to acquire Cronto Limited. We have also purchased approximately $9.9 million of end-of-life processors in the first six months of 2013 and have firm commitments to purchase an additional $1.3 million of such processors in the remaining quarters of 2013.

At June 30, 2013, we had working capital of $112.5 million, a decrease of $18.5 million or 14% from $130.9 million at March 31, 2013, and a decrease of $17 million or 13% from $129.5 million reported at December 31 of 2012. The decrease in working capital is primarily related to our acquisition of Cronto Limited.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Thank you, Cliff. In closing, we are reaffirming the guidance that we gave during the last conference call.

We expect that our revenue from our traditional business which excludes our new service product offerings for full-year 2013 will be in the range of $162 million to $167 million.

We expect that our operating income excluding amortization of acquisition-related intangible assets will be in the range of 12% to 14% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Daniel Ives.

Unidentified Participant

Hey, guys, this is Jim in for Dan. So I guess given the guidance and where you guys have fallen out so far in the first half, it really implies quite a ramp up in the second half. I guess if you can just sort of explain what gives you the confidence that things will really ramp up?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Well that is a good and a very logical question. What we are seeing is a lot of order intake in the second quarter. We are seeing a backlog that is growing and we are seeing a very strong forecast. As I mentioned, we are actively involved in a great number of requests for proposals. We feel very confident that we are going to win a majority of those RFPs so we feel like we have some real momentum going into the last half of 2013 and onto 2014.

Unidentified Participant

Okay, great. And then on the enterprise side, it sounds like some deals pushed out there. Can you elaborate on that one?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Yes, I’m not sure that deals pushed out for enterprise. Jan, you might talk about that. We just — we are not happy with the enterprise performance and we are working hard on that. I mentioned that we are now at budget for headcount and we’ve been training those new people on how to sell the VASCO products and understand the VASCO products and solutions. So we are optimistic that we are going to get stronger going forward. Jan, would you like to add something to that?

Jan Valcke —VASCO Data Security International—President and COO

Yes, thank you. So basically the Enterprise Security, we can split that in two big applications, Enterprise Security being remote access and network security and B, Application Security. In the Enterprise and Network Security, we see a slow delay in basically in decisions that are taken mostly in smaller companies. And we have seen also a bigger delay, a larger delay in the application security, application security is like the gaming industry, like some larger healthcare organizations and it’s in that segment mostly that we have seen a delay. We believe it is going to be temporary.

Unidentified Participant

Okay, great. Thanks, guys. Good luck going forward.

Operator

Joe Maxa.

Joe Maxa —Dougherty & Co.—Analyst

Can you give us an idea how much of the revenue that you were expecting in Q2 was deferred into Q3 and maybe some of the reasons why that happened?

Cliff Bown —VASCO Data Security International—EVP and CFO

You see the majority of that on the face of the balance sheet, Joe, in terms of deferred revenue. From the balance reported at 12-31, we are up about $2 million, a little over $2 million. So that’s — the majority of that will be related to transactions that were shipped and invoiced but we were unable to bill for revenue recognition purposes.

Joe Maxa —Dougherty & Co.—Analyst

Okay, I see how that works out. So just thinking of seasonality, Q3 has normally been weaker than Q2. Do see a change here given some of this push out along with what you are talking about this strong backlog?

Cliff Bown —VASCO Data Security International—EVP and CFO

Again, Joe, this is Cliff. And the answer is, yes. When we look at the combination of firm orders that we have in hand and goods that we have shipped already through this quarter, we are up substantially over where we have been in previous periods. So when you look at the timing of our revenues last year, Q2 was really the peak and Q3 was down substantially from Q2 and Q4 was only marginally better than Q4 last year.

But this year going into the quarter, we are double digit up in terms of percentage increase over where we were at the beginning of the third quarter last year. So we’ve got a much stronger position in backlog going into third quarter of this year than last year.

Joe Maxa —Dougherty & Co.—Analyst

I see, very good. And just lastly, in that if I recall correctly, you have a big shipment coming up to — is it Belfius on some card readers. And it appeared to be a Q3 event. Maybe that is incorrect. But if so, is that — do you expect that to have some pressure on the margins in Q3 versus first half of the year?

Cliff Bown —VASCO Data Security International—EVP and CFO

As we go forward, Joe, I think we are expecting more pressure across the board in the competitive deals. Ken mentioned a number of RFPs that we have outstanding. All of those will be competitive deals all will be under some margin pressure. So I would expect our gross margin line to decline slightly in the second half.

That said, however, some of these deals are large deals and our operating expense base should not be impacted to any great extent so the operating margins should actually improve in the second half.

Joe Maxa —Dougherty & Co.—Analyst

Okay. And lastly, I mean, Ken, you mentioned you expect to win a majority of those large RFPs. Do you have a sense on what your typical win rate is on something which appears to be pretty large opportunities?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Yes, that is a good question. Jan, you might give your impression of that. We compete regularly in these RFPs and you could give the audience an idea of what our success rate is generally.

Jan Valcke —VASCO Data Security International—President and COO

Yes, generally spoken, we win most of the deals. And these deals we can split them again in two for some of the competitive deals for existing customers. And in that case, most of the deals we certainly win and then competitive deals from new customers, are customers that are working with one of our competitors. But even there we believe that most of the deals we will win, certainly in the banking field.

Joe Maxa —Dougherty & Co.—Analyst

So most being plus 50%, not 75%? I mean I’m just throwing numbers out there to get an idea.

Jan Valcke —VASCO Data Security International—President and COO

Its high north like you say in US, yes.

Joe Maxa —Dougherty & Co.—Analyst

Okay. All right, thanks a lot.

Operator

Fred Ziegel.

Fred Ziegel —Topeka Capital Markets—Analyst

A couple of things. One, my obligatory question on the US are any banks here paying attention to what is going on in terms of stronger authentication or are we obviously not by the numbers in Q2 but is there any activity under the surface?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Well, that is interesting that you ask that question. I had lunch yesterday with the CISO of a very large North American bank. And I was asking about the FFIEC direction to all the banks and I asked him what his opinion was in terms of whether the banks in the United States are following their general guidelines because they have not dictated anything. They have kind of suggested that the banks in the United States should not use fixed passwords, should employ some form of two factor authentication.

And I said to that gentleman, I said, but everything that they’ve published so far really doesn’t have any real teeth, they are not obligated to do it. He says, well, I think we are going to be seeing a change because the examiners that go out to the banks and audit all of their operations, procedures, etc., are starting to evaluate the banks and their compliance for following those general directions.

And he told me and I cannot remember exactly what the acronyms or descriptions — but there are three levels of compliance that the auditor’s report to the banks. And there is one, let’s say, not good or not sufficient. And if they get a grade of not sufficient or warrants improvement.

My understanding from this gentleman, this fairly large bank said we are going to start paying attention to this because we believe that this really is — has teeth even though it doesn’t dictate, it doesn’t say so, the banks are evaluated, they are ranked, they are graded based upon a number of things.

And so based upon this, I think perhaps the United States finally will start really paying attention to strong authentication not only for their corporate clients but their retail clients. And I think that bodes well for VASCO.

Fred Ziegel —Topeka Capital Markets—Analyst

Okay. Then on the Enterprise and Application Security business, I guess more of a strategic question, if I go back and look at some of the numbers, your revenues in that unit I know they are depressed today so maybe it is not totally fair. But they are about the same as they were four or five years ago. So as you think about that business, talk to us about how you think it fits in strategically with what you are trying to do?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Well, it has always been — I will let Jan add something to this. But our strategy for years has been to use the banks and their big volumes to help us drive down our manufacturing costs. And as Cliff said, the contribution margin in these large deals even though the margins are not as good as Enterprise or Application enables us to grow the business.

We build products for the banking clients and we use those same products to sell into the Enterprise and Application Security market place where we have much higher margins. So that strategy is still sound, it is still good. We have to address how to get the sales back up in a stronger way.

Jan, would you like to add anything to that?

Jan Valcke —VASCO Data Security International—President and COO

Yes, thank you. Fred, what we are doing more and more in this Enterprise Security business is basically reshaping — we call it product marketing — reshaping our existing products that we are selling in the banking and making them ready for different applications.

As an example, we have developed a dumb reader basically for the banking market, we call it the DIGIPASS 905. We have reshaped that product and we are not selling it in government business where it is used for tax on web so that a citizen can fill in automatically with his ID card his tax form. That is an example where we going more and more forward.

So we will be in the future much more focused on such bigger deals by reshaping, reshaping means here positioning our products much more in critical enterprise security and application security market.

Fred Ziegel —Topeka Capital Markets—Analyst

Okay. As you reshape the products, are you reshaping them with certain vertical markets? You mentioned government or healthcare or financial or are these more vertically (multiple speakers)?

Jan Valcke —VASCO Data Security International—President and COO

Sorry. Yes, we do that for vertical market. Reshaping means here is that the product needs to be positioned on a different way. Again if I use that same example, if you go to the citizen market, the products need to be sold in retail, you need to put a blister package around it. You need to explain to citizens how they can be used for government applications. That is what I mean with reshaping. That means there is no extra engineering work to do. It is more a product marketing work to do.

Fred Ziegel —Topeka Capital Markets—Analyst

Okay, thanks.

Operator

Elizabeth Colley.

Elizabeth Colley —Needham & Company—Analyst

Hi. You mentioned that we won’t see any material revenue contribution from DIGIPASS as a Service this year. Can you tell us about the challenges that are making the revenue ramp difficult for this offering?

Kendall Hunt —VASCO Data Security International—Chairman and CEO

Well, Elizabeth, it is all about timing. I think that this market adoption has not occurred as fast as we had anticipated. What we are seeing and I think everybody is seeing the hackers are getting much more prolific and you are seeing more and more break-ins of big web company — big websites. And so almost everybody that we talk to now knows about two factor authentication because of all of these break-ins and some of the larger websites have adopted a simple solution, an out of band SMS message and at least they have made a move forward.

And because now they understand the seriousness of these hacking attacks and the seriousness of protecting their user’s credentials, we are having many more serious conversations with these companies. So we are seeing a shift in the attitude of the companies we are calling on and it is a shift to the positive.

Elizabeth Colley —Needham & Company—Analyst

Okay, thank you.

Operator

Joe Maxa.

Joe Maxa —Dougherty & Co.—Analyst

Just a quick housekeeping on the amortization line. What should we be expecting going forward? I think you had about half a quarter of the new acquisition in Q2.

Cliff Bown —VASCO Data Security International—EVP and CFO

Yes, Joe, the amortization expense related to Cronto itself was about $230,000 for this particular quarter. And that was just slightly over a month. So as you ramp up your amortization, I would make that number in the $600,000 range per quarter instead of the $200,000 that it is in this quarter.

Joe Maxa —Dougherty & Co.—Analyst

So add that to your previous and we’re up around $1 million a quarter or something like that?

Cliff Bown —VASCO Data Security International—EVP and CFO

Yes, that is right.

Joe Maxa —Dougherty & Co.—Analyst

Okay. That is it, thank you.

Operator

(Operator Instructions). And there are no further audio questions.

Kendall Hunt —VASCO Data Security International—Chairman and CEO

All right. Well as always, I would like to thank everybody for attending and for your good questions. And also I would like to once again thank VASCO staff and loyal employees around the world for your good work and your excellent attitude. Everybody have a good day. Bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. You may now disconnect your lines.